UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2015

ZIVO BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30415	87-0699977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2804 Orchard Lake Road, Suite 202, Keego Harbor Michigan   48320

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (248) 452-9866

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Entry into a Material Definitive Agreement

Creation of a Direct Financial Obligation

On December 31, 2015, the Registrant and HEP Investments, LLC, a Michigan limited liability company (“Lender”), entered into the following documents, effective as of December 31, 2015: (i) Sixth Amendment to Loan Agreement under which the Lender has agreed to advance up to a total of $12,500,000 to the Registrant, subject to certain conditions, and (ii) a Seventh Amended and Restated Senior Secured Convertible Promissory Note.  The Sixth Amendment to Loan Agreement amends and restates the Fifth Amendment to Loan Agreement, which was entered into with HEP Investments on April 28, 2015 (effective April 28, 2015) and disclosed in the Registrant’s Form 8-K Current Report filed on May 1, 2015.  The Seventh Amended and Restated Senior Secured Convertible Promissory Note resets the Due Dates of Tranches 1 through 13 (totaling $3,740,000) to October 17, 2017 (as of December 31, 2015, the Due Dates were set to January 30, 2016).

As of December, 2015, the Lender had advanced the Registrant $7,427,200.  As disclosed in the Form 10-Q for the quarter ended September 31, 2015, filed on November 13, 2015 HEP Investments has advanced these monies under the following terms:

A.

$1,652,200 to be convertible into the Registrant’s restricted common stock at $.10 per share, with interest at the rate of 11% per annum.

B.

$2,660,000 to be convertible into the Registrant’s restricted common stock at $.12 per share, with interest at the rate of 11% per annum.

C.

$1,285,000 to be convertible into the Registrant’s restricted common stock at $.15 per share, with interest at the rate of 11% per annum.

D.

$640,000 to be convertible into the Registrant’s restricted common stock at $.22 per share, with interest at the rate of 11% per annum.

E.

$750,000 to be convertible into the Registrant’s restricted common stock at $.30 per share, with interest at the rate of 11% per annum.

From October 8, 2015 to October 29, 2015, under the terms of the Amended Loan Agreement, the Lender had advanced the Registrant an additional $500,000 (convertible at $.10 per share).  The Lender has converted $60,000 of the debt (convertible at $.12 per share) through the date of this filing.

Based on the above, the total shares of common stock, if the Lender converted the complete $7,427,200 convertible debt, would be 57,164,424 shares, not including any interest due which may be converted into common stock.  Interest due as of December 31, 2015 was $1,572,065, which would be convertible into 11,306,862 shares at the stated conversion rate.

Amounts advanced under the Note are secured by all the Registrant’s assets.

The Registrant has agreed to pay the following fees in connection with the Loan transaction (when the final $5,012,800 in funding is achieved): (i) a $451,152 closing fee, consisting of $270,691 in cash, and $180,461 paid in shares of common stock, which will be accomplished by the issuance of common stock valued at various amounts based on the timing of the funding and the related stock price.

The Registrant has made certain agreements with the Lender which shall remain in effect as long as any amount is outstanding under the Loan.  These agreements include an agreement not to make any change in the Registrant’s senior management. Two representatives of the Lender will have the right to attend Board of Director meetings as non-voting observers.

Item 1.01.

Entry into a Material Definitive Agreement

Effective as of January 7, 2016, the Board of Directors extended to December 31, 2016 the Change in Control Agreements (the “Agreements”), which the Registrant entered into on December 31, 2015 with both of its executive officers. The Agreements with each of the executive officers provide that if a Change of Control (as defined in the Agreements) occurs and the participant is not offered substantially equivalent employment with the successor corporation or the participant’s employment is terminated without Cause (as defined in the Agreements) during the three month period prior to the Change of Control or the 24 month period following the Change of Control, then 100% of such participant’s unvested options will be fully vested and the restrictions on his restricted shares will lapse.  The Agreements also provide for severance payments of 500% of base salary and target bonus in such event.  The Agreements terminate on December 31, 2016, with the provision that if a Change of Control occurs prior to the termination date, the obligations of the Agreements will remain in effect until they are satisfied or have expired.

The foregoing description of the Agreements is qualified in its entirety by reference to the copies of the Agreements, a form of which is attached hereto as Exhibit 10.38 and which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.36 – Sixth Amendment to Loan Agreement with HEP Investments, LLC dated December 31, 2015

Exhibit 10.37 – Seventh Amended and Restated Senior Secured Convertible Promissory Note HEP Investments, LLC dated December 31, 2015

Exhibit 10.38 – Form of Amended Change in Control Agreement dated December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIVO BIOSCIENCE, INC.

Date:  January 7, 2016

By:

 /s/ PHILIP M. RICE, II

Philip M. Rice, II

Chief Financial Officer

3